As filed with the Securities and Exchange Commission on January 24, 2011

  Registration No. 333-171524

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C.  20549

FORM S-1

REGISTRATION STATEMENT

UNDER

THE SECURITIES ACT OF 1933

PRE-EFFECTIVE AMENDMENT NO. 1

Medizone International, Inc.
(Exact name of registrant as specified in its charter)

Nevada	5122	87-0412648
(State or other jurisdiction of incorporation)	(Primary Standard Industrial Classification Code Number)	(IRS Employer Identification No.)

144 Buena Vista, P.O. Box 742, Stinson Beach, California 94970  Telephone (415) 868-0300

 (Address and telephone number of principal executive offices)

Edwin G. Marshall

Chief Executive Officer

Medizone International, Inc.

144 Buena Vista

P.O. Box 742

Stinson Beach, California 94970

(415) 868-0300

(Name, address and telephone number of agent for service)

Copies to:

Kevin R. Pinegar, Esq.

C. Parkinson Lloyd, Esq.

Durham Jones & Pinegar, P.C.

111 East Broadway

Suite 900

Salt Lake City, Utah 84111

Telephone:(801) 415-3000

Facsimile: (801) 415-3500

EXPLANATORY NOTE: This Pre-effective Amendment No. 1 is filed to provide Exhibit 5 which was to be filed by amendment.  Only Part II, Information Not Required in the Prospectus, is filed with this Amendment No. 1.

Part II

INFORMATION NOT REQUIRED IN PROSPECTUS

Item 13.  Other Expenses of Issuance and Distribution

The following is an estimate of the expenses that will be incurred by the Company in connection with the issuance and distribution of the securities being registered.

SEC Registration Fee	$1,548
Accounting Fees and Expenses*	$3,200
Legal Fees and Expenses*	$45,000
Blue Sky Fees and Expenses*	15,000
Printing and Engraving*	$3,000
Miscellaneous*	$5,000
Total Estimated Expenses*	$72,748

* Estimated

Item 14.  Indemnification of Directors and Officers

Section 78.138 of the Nevada Revised Statutes provides that a director or officer is not individually liable to the corporation or its stockholders or creditors for any damages as a result of any act or failure to act in his capacity as a director or officer unless it is proven that (1) his act or failure to act constituted a breach of his fiduciary duties as a director or officer and (2) his breach of those duties involved intentional misconduct, fraud or a knowing violation of law.

This provision is intended to afford directors and officers protection against and to limit their potential liability for monetary damages resulting from suits alleging a breach of the duty of care by a director or officer.  As a consequence of this provision, stockholders of our company will be unable to recover monetary damages against directors or officers for action taken by them that may constitute negligence or gross negligence in performance of their duties unless such conduct falls within one of the foregoing exceptions.  The provision, however, does not alter the applicable standards governing a director’s or officer’s fiduciary duty and does not eliminate or limit the right of our company or any stockholder to obtain an injunction or any other type of non-monetary relief in the event of a breach of fiduciary duty.

Item 15.  Recent Sales of Unregistered Securities

Year Ended December 31, 2009

In February and March, 2009, we issued an aggregate of 6,666,668 shares of Common Stock for cash proceeds totaling $200,000, or $0.03 per share.  The shares were issued in private transactions to two accredited investors not otherwise affiliated with the Company.  There were no underwriters involved.  The proceeds were used for general operating expenses and to pay for the development of the AsepticSure™ hospital sterilization system.

These sales were made without registration under the Securities Act of 1933, as amended (“Securities Act”), in reliance upon exemptions from registration, including, without limitation, the exemption provided under Section 4(2) of the Securities Act for private and limited offers and sales of securities made to accredited investors, and the exemptions provided under Regulation D and Rule 506 under the Securities Act for private and limited offers and sales of securities made to accredited investors.

On various dates during the months of April, May and June, 2009, we sold 20,933,331 shares of Common Stock for cash proceeds received totaling $568,000, at prices ranging from $0.02 to $0.03 per share.  These shares were sold in private transactions to twenty-one accredited investors who are otherwise unrelated to the Company.  No agent or broker was used in connection with the offer or sale of these securities.  The proceeds from these sales were used to pay general administrative expenses and for research and development.

Also during the year ended December 31, 2009, we issued 1,953,497 shares of Common Stock to five different outside consultants, valued at $102,350 or prices ranging from $0.036 to $0.10 per share, the market value of the shares on the date that the shares were approved to be issued.  $81,139 of the $102,350 consulting expense was recognized during the year ended December 31, 2009, with the remaining $21,211 recorded as deferred consulting fees, to be recognized monthly over the remaining term of the agreements.

These issuances of shares were made without registration under the Securities Act, as amended, in reliance upon exemptions from registration, including, without limitation, the exemption provided under Section 4(2) of the Securities Act for private and limited offers and sales of securities made to accredited investors.

During August 2009, we issued a total of 5,126,265 shares of Common Stock to two separate Company directors as the result of a cashless exercise of a total of 6,487,408 outstanding stock options.  The stock options were exercisable at prices ranging from $0.02 to $0.05 per share, but included a cashless provision of exercise.  Therefore, no cash proceeds were received us as a result of this stock issuance.  Each of these directors is an accredited investor for purposes of Section 4(2) and Regulation D under the Securities Act.  The shares issued were restricted shares and the certificates representing such shares were marked with an appropriate restrictive legend indicating that the transfer or sale of such securities was restricted in the absence of registration or an exemption from registration available to the sellers under the Securities Act.

We issued 6,191,066 shares of Common Stock for cash proceeds received during October, November and December 2009 totaling $495,040, at prices ranging from $0.06 to $0.25 per share.  These shares were issued in private transactions to twenty accredited investors not otherwise affiliated with the Company.  There were no underwriters involved.  The proceeds were used for general operating expenses and to pay for the development of the AsepticSure™ hospital sterilization system.

These sales were made without registration under the Securities Act in reliance upon exemptions from registration, including, without limitation, the exemption provided under Section 4(2) of the Securities Act for private and limited offers and sales of securities made to accredited investors.

Effective October 13, 2009, our Board of Directors approved the issuance of a total of 453,569 shares of Common Stock to be issued to two separate consultants for medical research and website design services rendered valued at $29,483, or $0.065 per share, which represented the market value of the shares on the date that the shares were approved to be issued.

Effective November 30, 2009, our Board of Directors approved the issuance of a total of 50,000 shares of Common Stock to be issued to a patent attorney for legal services rendered valued at $14,750, or $0.295 per share, which represented the market value of the shares on the date that the shares were approved to be issued.

Effective December 15, 2009, the Company’s Board of Directors approved the issuance of a total of 88,408 shares of Common Stock to be issued to a consultant for medical research services rendered valued at $34,037, or $0.0385 per share, which represented the market value of the shares on the date that the shares were approved to be issued.

Effective December 14, 2009, our Board of Directors approved the issuance of a total of 312,500 restricted shares of Common Stock to Solwin Investments Limited (Solwin), a New Zealand corporation controlled by Richard Solomon, a director of the Company, pursuant to a Termination Agreement.  The shares were valued at $0.40 per share, which represented an approximate 4.0% premium over the market value of the shares on the date of the agreement.  The shares were issued as full consideration for the early termination of the Licensing Agreement and the Managing Agent Agreement, and to retain all rights and licenses originally granted to Medizone New Zealand, Limited (MNZ), a New Zealand corporation.  Also as part of the Termination Agreement, we assigned our ownership rights and shares in MNZ back to Solwin.

These issuances and sales of shares were made without registration under the Securities Act, in reliance upon exemptions from registration, including, without limitation, the exemption provided under Section 4(2) of the Securities Act for private and limited offers and sales of securities made solely to accredited investors.

Nine Months Ended September 30, 2010

In January and February, 2010, we issued an aggregate of 500,000 shares of Common Stock for cash proceeds totaling $125,000, or $0.25 per share.  The shares were issued in private transactions to four accredited investors not otherwise affiliated with the Company.  There were no underwriters involved.  In April, May and June 2010, we issued an additional 3,622,777 shares of Common Stock for cash proceeds totaling $441,400, at prices ranging from $0.12 to $0.18 per share.  We also paid stock offering costs to an investment firm of $10,000 who assisted us in raising these funds.

These shares were issued in private transactions to a total of thirteen accredited investors not otherwise affiliated with the Company.  In July and August 2010, we issued an additional 5,266,666 shares of Common Stock for cash proceeds totaling $632,000, at $0.12 per share.  These shares were issued in private transactions to a total of twenty-one accredited investors not otherwise affiliated with the Company.  All of these proceeds received were used for general operating expenses and to pay for the development of the AsepticSure™ hospital sterilization system.  These sales were made without registration under the Securities Act in reliance upon exemptions from registration, including, without limitation, the exemption provided under Section 4(2) of the Securities Act for private and limited offers and sales of securities made to accredited investors, and the exemptions provided under Regulation D and Rule 506 under the Securities Act for private and limited offers and sales of securities made to accredited investors.

During February 2010, we issued a total of 137,000 restricted shares of Common Stock to two consultants for consulting, marketing, and web support services valued at a total of $39,730, or $0.29 per share, which represented the market value of the shares on the date that our Board of Directors authorized the issuance of the shares.  Both consulting agreements were based on a five-month term through June 30, 2010, the shares vested in equal increments, and the consulting expense was recognized over the same period during 2010.

On March 29, 2010, we issued a total of 250,000 restricted shares of Common Stock to a consulting firm for investor relation services valued at $47,500, or $0.19 per share, which represented the market value of the shares on the date that the Board of Directors authorized the issuance of the shares.  The consulting agreement is for the period of April 1, 2010 through June 30, 2010.

On April 9, 2010, we issued a total of 588,235 restricted shares of Common Stock in satisfaction of a one-year contract with an investment firm to assist the Company in raising required capital, valued at $100,000, or $0.17 per share, which represented the market value of the shares on the date that the Board of Directors authorized the issuance of the shares.

On April 12, 2010, we issued 120,000 restricted shares of Common Stock in lieu of outstanding consulting fees totaling $22,800, or $0.19 per share, which represented the market value of the shares on the date that the Board of Directors authorized the issuance of the shares.

On July 8, 2010, we issued 135,000 restricted shares of Common Stock to an investor relations company pursuant to a one-year agreement through July 15, 2011.  The shares were valued at $25,650, or $0.19 per share, which represented the market value of the shares on the date that the Board of Directors authorized the issuance of shares.  The shares vest in equal increments and the expense is being recorded over the period of the agreement.

On July 21, 2010, we issued a total of 4,000,000 shares of restricted Common Stock to certain directors and officers for board service and performance bonuses.  These shares were valued at a total of $840,000, or $0.21 per share, which represented the market value of the shares on the date that the dis-interested members of the Board of Directors authorized the issuance of shares.

On August 26, 2010, we issued a total of 225,000 restricted shares of Common Stock to two consultants for consulting, marketing, and web support services valued at a total of $60,750, or $0.27 per share, which represented the market value of the shares on the date that our Board of Directors authorized the issuance of the shares.  The first agreement was for the period of July 15, 2010 through March 31, 2011.  The second agreement was for the period of August 26, 2010 through August 26, 2011. For both agreements, the shares vest in equal increments and the consulting expense is recognized over the period of the contracts.

Also on August 26, 2010, we issued 118,839 restricted shares of Common Stock in lieu of outstanding consulting fees totaling $32,087, or $0.27 per share, which represented the market value of the shares on the date that the Board of Directors authorized the issuance of the shares.  An additional 1,000,000 restricted shares of Common Stock were approved and issued to this same consultant on September 1, 2010, as bonus compensation for extending his consulting agreement through September 1, 2011.  These shares were valued at $270,000, or $0.27 per share, which represented the market value of the shares on the date that the Board of Directors authorized the issuance of the shares.

These issuances of shares for services rendered were made without registration under the Securities Act in reliance upon exemptions from registration, including, without limitation, the exemption provided under Section 4(2) of the Securities Act for private and limited offers and sales of securities made solely to accredited investors.

Item 16.  Exhibits and Financial Statement Schedules

The following is a complete list of Exhibits filed as part of this Registration Statement:

(a)  Exhibits

Exhibit No.	Description
2	Agreement and Plan of Reorganization, March 12, 1986 (1)
3(i)(a)	Articles of Incorporation (1)
3(i)(b)	Articles of Amendment to Articles of Incorporation (2)
3(i)(c)	Articles of Amendment to Articles of Incorporation (3)
3(ii)	Bylaws (1)
5*	Opinion re Legality
10(a)	Letter of Understanding (4)
10(b)	Termination of Joint Venture (5)
10(c)	Stock Purchase Agreement (6)
21+	Subsidiaries of Registrant
23(a)+	Consent of HJ Associates & Consultants, LLP
23(b)	Consent of Durham Jones & Pinegar, P.C. (7)
24	Power of Attorney (8)

* Filed herewith.

+ Previously filed.

(1)

Incorporated by reference to Registration Statement on Form S-18 (no. 2-93277-D), May 14, 1985.

(2)

Incorporated by reference to Annual Report on Form 10-KSB for period ended December 31, 1986.

(3)

Incorporated by reference to Quarterly Report on Form 10-Q for period ended September 30, 2009.

(4)

Incorporated by reference to Annual Report on Form 10-KSB for the period ended December 31, 2008.

(5)

Incorporated by reference to Annual Report on Form 10-K for the period ended December 31, 2009.

(6)

Incorporated by reference to Current Report on Form 8-K, dated November 23, 2010.

(7)

Included in Exhibit 5, above.

(8)

See page II-7.

Item 17.  Undertakings

The undersigned Registrant hereby undertakes:

(1) To file, during any period in which offers or sales are being made, a post-effective amendment to this Registration Statement:

(i)

To include any prospectus required by Section 10(a)(3) of the Securities Act;

(ii)

To reflect in the prospectus any facts or events arising after the effective date of the Registration Statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the Registration Statement;

(iii)

To include any material information with respect to the plan of distribution not previously disclosed in the Registration Statement or any material change to such information in the Registration Statement.

(2) That, for the purpose of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(4) That, for the purpose of determining liability under the Securities Act to any purchaser:

(i) If the undersigned Registrant is relying on Rule 430B:

(A) Each prospectus filed by the Registrant pursuant to Rule 424(b)(3) shall be deemed to be part of the registration statement as of the date the filed prospectus was deemed part of and included in the registration statement; and

(B) Each prospectus required to be filed pursuant to Rule 424(b)(2), (b)(5), or (b)(7) as part of a registration statement in reliance on Rule 430B relating to an offering made pursuant to Rule 415(a)(1)(i), (vii), or (x) for the purpose of providing the information required by section 10(a) of the Securities Act shall be deemed to be part of and included in the registration statement as of the earlier of the date such form of prospectus is first used after effectiveness or the date of the first contract of sale of securities in the offering described in the prospectus.  As provided in Rule 430B, for liability purposes of the issuer and any person that is at that date an underwriter, such date shall be deemed to be a new effective date of the registration statement relating to the securities in the registration statement to which that prospectus relates, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.  Provided however, that no statement made in a registration statement or prospectus that is part of the registration statement or made in a document incorporated or deemed incorporated by reference into the registration statement or prospectus that is part of the registration statement will, as to a purchaser with a time of contract of sale prior to such effective date, supersede or modify any statement that was made in the registration statement or prospectus that was part of the registration statement or made in any such document immediately prior to such effective date; or

(ii) If the undersigned Registrant is subject to Rule 430C, each prospectus filed pursuant to Rule 424(b) as part of a registration statement relating to an offering, other than registration statements relying on Rule 430B or other than prospectuses filed in reliance on Rule 430A, shall be deemed to be part of and included in the registration statement as of the date it is first used after effectiveness.  Provided however, that no statement made in a registration statement or prospectus that is part of the registration statement or made in a document incorporated or deemed incorporated by reference into the registration statement or prospectus that is part of the registration statement will, as to a purchaser with a time of contract of sale prior to such first use, supersede or modify any statement that was made in the registration statement or prospectus that was part of the registration statement or made in any such document immediately prior to such date of first use.

(5)

That, for the purpose of determining liability of the undersigned Registrant under the Securities Act to any purchaser in the initial distribution of the securities, the undersigned Registrant undertakes that in a primary offering of securities of the undersigned Registrant pursuant to this registration statement, regardless of the underwriting method used to sell the securities to the purchaser, if the securities are offered or sold to such purchaser by means of any of the following communications, the undersigned Registrant will be a seller to the purchaser and will be considered to offer or sell such securities to such purchaser:

(i) Any preliminary prospectus or prospectus of the undersigned Registrant relating to the offering required to be filed pursuant to Rule 424;

(ii) Any free writing prospectus relating to the offering prepared by or on behalf of the undersigned Registrant or used or referred to by the undersigned Registrant;

(iii) The portion of any other free writing prospectus relating to the offering containing material information about the undersigned Registrant or its securities provided by or on behalf of the undersigned Registrant; and

(iv) Any other communication that is an offer in the offering made by the undersigned Registrant to the purchaser.

(6)

Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the Registrant pursuant to the foregoing provisions, or otherwise, the Registrant has been informed that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable.  In the event that a claim for indemnification against such liabilities

(other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question of whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

(7)

The undersigned Registrant hereby undertakes that:

(i) For purposes of determining any liability under the Securities Act, the information omitted from the form of prospectus filed as a part of this registration statement in reliance upon Rule 430A and contained in a form of prospectus filed by the registrant pursuant to Rule 424(b)(1) or (4) or 497(h) under the Securities Act shall be deemed to be part of this registration statement as of the time it was declared effective.

(ii) For the purpose of determining any liability under the Securities Act, each post-effective amendment that contains a form of prospectus shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the registrant has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the city of Stinson Beach, California, on the date(s) indicated below.

MEDIZONE INTERNATIONAL, INC.

By:

/S/ Edwin G. Marshall

      Edwin G. Marshall

      Chief Executive Officer

Date:

January 21, 2011

By:

/S/ Tommy E. Auger

     Thomas (“Tommy”) E. Auger

     Chief Financial Officer

Date:

January 21, 2011

Pursuant to the requirements of the Securities Act of 1933, this registration statement has been signed by the following persons in the capacities and on the dates indicated.

Signature

Title

Date

  /s/ Edwin G. Marshall_____________

Edwin G. Marshall

Chief Executive Officer (Principal Executive Officer) and Director

1/21/2011

  /s/ Tommy E. Auger______________

Thomas (“Tommy”) E. Auger

Chief Financial Officer (Principal Financial

1/21/2011

and Accounting Officer)

  /s/ Tommy E. Auger*

Daniel D. Hoyt

Director

1/24/2011

 /s/Michael E. Shannon

Michael E. Shannon

Director

1/22/2011

  /s/Richard G. Solomon

Richard G. Solomon

Director

1/21/2011

* Signed pursuant to Power of Attorney, previously filed.